                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                            COMMERCE BANCORP, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                [GRAPHIC OMITTED]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Commerce Bancorp, Inc. ("Bancorp") will be held at The Mansion on Main Street, Kresson and Evesham Roads, Voorhees, New Jersey, on Monday, June 29, 1998, at 4:00 P.M., local time, and at any adjournment or postponement thereof, to consider and act upon the following matters as more fully described in the annexed Proxy Statement:

     1. To elect Directors;

     2. To approve the Commerce Bancorp, Inc. 1998 Stock Option Plan for Non-Employee Directors; and

     3. To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed May 12, 1998 as the record date for determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the Annual Meeting.

     You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, you are urged to sign and date the enclosed Proxy and promptly return it in the envelope provided for that purpose.


                                        By Order of the Board of Directors


                                        ROBERT C. BECK
                                        Secretary
May 20, 1998

                            COMMERCE BANCORP, INC.
                                COMMERCE ATRIUM
                              1701 ROUTE 70 EAST
                      CHERRY HILL, NEW JERSEY 08034-5400


                                PROXY STATEMENT

     This Notice of Annual Meeting, Proxy Statement and enclosed Proxy are being furnished to shareholders of Commerce Bancorp, Inc. ("Bancorp" or the "Company") in conjunction with the solicitation of proxies by the Board of Directors of Bancorp for use at Bancorp's 1998 Annual Meeting of Shareholders to be held on Monday, June 29, 1998, at 4:00 P.M., local time, at The Mansion on Main Street, Kresson and Evesham Roads, Voorhees, New Jersey (the "Annual Meeting"), and at any adjournment or postponement thereof. The approximate date upon which this Proxy Statement and the accompanying form of Proxy will be first sent, given or otherwise made available to Bancorp's shareholders is May 20, 1998.

     The expense of the proxy solicitation will be borne by Bancorp. In addition to solicitation by mail, proxies may be solicited in person or by telephone by directors, officers or employees of Bancorp and its subsidiaries without additional compensation. Bancorp is required to pay the reasonable expenses incurred by recordholders of Bancorp Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of Bancorp Common Stock they hold of record, upon request of such recordholders.

     The Board of Directors of Bancorp has fixed the close of business on May 12, 1998, as the date for determining holders of record of Bancorp Common Stock, par value $1.5625 per share (the "Common Stock") entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 18,011,327 shares of Common Stock outstanding. Each holder of Common Stock is entitled to cast one vote for each share held of record on that date.

     The holders of a majority of the aggregate outstanding shares of Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Pursuant to the New Jersey Business Corporation Act ("NJBCA"), abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will be counted solely for the purpose of determining whether a quorum is present.

     If the enclosed form of Proxy is properly marked, signed, and returned in time to be voted at the Annual Meeting and not revoked, the shares represented by the Proxy will be voted in accordance with the instructions marked thereon. Signed Proxies not marked to the contrary will be voted (i) "FOR" the election of all nominees for director and (ii) "FOR" the approval of the Commerce Bancorp, Inc. 1998 Stock Option Plan for Non-Employee Directors. Sending in a signed Proxy will not affect a shareholders' right to attend the Annual Meeting and vote in person, since the Proxy is revocable.

     Any Bancorp shareholder giving a Proxy may revoke it at any time before it is voted by (i) giving written notice of such revocation, signed in the same manner as the Proxy, to Bancorp's Secretary, (ii) executing a new Proxy and returning it to the Secretary of Bancorp prior to the voting of the first Proxy at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy).

                     SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of May 12, 1998, the beneficial ownership of Bancorp's Common Stock by (i) each director and nominee for director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table and (iii) all the directors, nominees for directors, and executive officers of the Company as a group. No person is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.



                                                                                     COMMON STOCK
                                                                      -------------------------------------------
                              Name of                                  Number of Shares          Percent of
                        Beneficial Owner or                              Beneficially               Class
                         Identity of Group                                 Owned(1)         Beneficially Owned(1)
                         -----------------                                 --------         ---------------------
David Baird, IV ...................................................       79,691(2)                  *
Robert C. Beck ....................................................      125,001(3)                  *
Jack R Bershad ....................................................       39,868(4)                  *
Joseph E. Buckelew ................................................      175,307(5)                  *
Vernon W. Hill, II ................................................      755,773(6)                4.14
C. Edward Jordan, Jr. .............................................      218,590(7)                1.21
Morton N. Kerr ....................................................       52,404(8)                  *
Steven M. Lewis ...................................................      159,358(9)                  *
Daniel J. Ragone ..................................................       59,660(10)                 *
William A. Schwartz, Jr ...........................................       13,588(11)                 *
Joseph T. Tarquini, Jr ............................................      185,490(12)               1.03
Frank C. Videon, Sr. ..............................................       60,725(13)                 *
Peter M. Musumeci, Jr .............................................      141,237(14)                 *
Robert D. Falese, Jr ..............................................       87,179(15)                 *
Dennis M. DiFlorio ................................................      141,003(16)                 *
All Directors, Nominees for Directors and Executive Officers of the
 Company as a Group (17 Persons) ..................................    2,352,835(17)              12.49

------------
* less than 1%
 (1) The securities "beneficially owned" are determined in accordance with the definitions of "beneficial ownership" as set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same residence as such individual as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after May 12, 1998. Shares subject to outstanding stock options which an individual has the right to acquire within 60 days after May 12, 1998 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

 (2) Includes 8,541 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1989 Stock Option Plan for Non-Employee Directors.

 (3) Includes 8,686 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1989 Stock Option Plan for Non-Employee Directors.

 (4) Includes 14,318 shares of Common Stock held by Mr. Bershad's wife and 11,575 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1989 Stock Option Plan for Non-Employee Directors.

 (5) Includes 3,308 shares of Common Stock held by Mr. Buckelew's wife, 1,736 shares held by Buckelew & Lane Investments and 2,376 shares of Common Stock issuable upon the exercise of stock options granted under the Company's 1989 Stock Option Plan for Non-Employee Directors. Mr. Buckelew is a partner of Buckelew & Lane Investments.

 (6) Includes 37,617 shares held by Site Development Inc., 19,474 shares held by the wife of Mr. Hill, 52,805 shares held by S. J. Dining, Inc., 49,940 shares held by U.S. Restaurants, Inc., 46,695 shares held by J.V. Properties, 12,971 shares held by InterArch, Inc., 44,626 shares held by the Hill Family Trust and 10,681 shares allocated to Mr. Hill by the Company's ESOP. Mr. Hill is the Chairman of the Board of Site Development, Inc., a shareholder of S. J. Dining, Inc., a shareholder of U.S. Restaurants, Inc., a partner in J.V. Properties, a co-trustee and beneficiary of the Hill Family Trust and a co-trustee and beneficiary of the Company's ESOP Trust. InterArch, Inc., is a company owned by Mr. Hill's wife. This amount also includes 272,182 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Hill under the Company's 1984 and 1994 Employee Stock Option Plans. This amount does not include any unallocated shares of Common Stock held by the Company's ESOP as to which Mr. Hill is a co-trustee.

 (7) Includes 144,655 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Jordan under the Company's 1984 and 1994 Employee Stock Option Plans, 9,069 shares allocated to Mr. Jordan by the Company's ESOP, of which Mr. Jordan is a co-trustee and beneficiary, and 1,664 shares held in trust for Mr. Jordan's minor children. This amount does not include any unallocated shares of Common Stock held by the Company's ESOP as to which Mr. Jordan is a co-trustee.

 (8) Includes 154 shares of Common Stock held by Mr. Kerr's wife, 50,548 shares held by the Markeim-Chalmers, Inc. Pension Plan and 1,050 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Kerr under the Company's 1989 Stock Option Plan for Non-Employee Directors. Markeim-Chalmers, Inc. is a company owned by Mr. Kerr.

 (9) Includes 52,805 shares held by S. J. Dining, Inc., 49,940 shares held by U.S. Restaurants, Inc. and 11,575 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Lewis under the Company's 1989 Stock Option Plan for Non-Employee Directors. Mr. Lewis is President of S.
     J. Dining, Inc. and President of U.S. Restaurants, Inc. This amount also includes 2,506 shares held in trust for Mr. Lewis' minor children.

(10) Includes 19,167 shares held by Mr. Ragone's wife, 13,386 shares held jointly with Mr. Ragone's wife and 3,007 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Ragone under the Company's 1989 Stock Option Plan for Non-Employee Directors.

(11) Includes 263 shares held by Mr. Schwartz's wife, 5,359 shares held jointly with Mr. Schwartz's wife and 6,315 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Schwartz under the Company's 1989 Stock Option Plan for Non-Employee Directors.

(12) Includes 14,774 shares held by Mr. Tarquini's wife, 16,708 shares held by The Tarquini Organization Profit Sharing Plan, 1,785 shares held by The Tarquini Foundation and 11,575 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Tarquini under the Company's 1989 Stock Option Plan for Non-Employee Directors. Mr. Tarquini is the President of The Tarquini Organization.

(13) Includes 20,773 shares held jointly with Mr. Videon's wife, 6,000 shares held by Mr. Videon's wife, 9,428 shares held by Frank C. Videon, Inc., Profit Sharing Trust, 2,879 shares held by Videon Chevrolet Profit Sharing Plan, 10,777 shares held by the Videon Dodge, Inc., Employee Profit Sharing Trust, 5,556 shares held by the Frank C. Videon Funeral Home Profit Sharing Plan, 2,228 shares held in Trust for Mr. Videon's minor grandchildren and 3,424 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Videon under the Company's 1989 Stock Option Plan for Non-Employee Directors. Mr. Videon is president of Frank
     C. Videon, Inc., Vice President of Videon Chevrolet, President of Videon Dodge, Inc., and Owner of Videon Funeral Home.

(14) Includes 62,832 shares held jointly with Mr. Musumeci's wife, 69,511 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Musumeci under the Company's 1984 and 1994 Employee Stock Option Plans and 8,583 shares of Common Stock allocated to Mr. Musumeci under the Company's ESOP.

(15) Includes 71,825 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Falese under the Company's 1984 and 1994 Employee Stock Option Plans and 1,516 shares of Common Stock allocated to Mr. Falese under the Company's ESOP, 9,736 shares held by Mr. Falese's wife, 653 shares held jointly with Mr. Falese's wife, 2,675 shares held by Mr. Falese's wife in trust for their minor daughter.

(16) Includes 102,489 shares of Common Stock issuable upon the exercise of stock options granted to Mr. DiFlorio under the Company's 1984 and 1994 Employee Stock Option Plans and 4,748 shares of Common Stock allocated to Mr. DiFlorio under the Company's ESOP.

(17) Includes an aggregate of 846,023 shares of Common Stock issuable upon the exercise of stock options granted to directors and certain executive officers of the Company under the Company's Stock Option Plans.


                             ELECTION OF DIRECTORS

     The Bylaws of Bancorp provide that Bancorp's business shall be managed by a Board of not less than five nor more than twenty-five directors and that within these limits the number of directors shall be as established by resolution of a majority of the full Board of Directors. The Board of Directors by resolution has set the number of persons to be elected to the Board of Directors at the Annual Meeting at twelve.

     The election of directors will be determined by a plurality vote and the twelve nominees receiving the most "FOR" votes will be elected. Shares may be voted "FOR" or withheld from each nominee. Abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will have no effect on the outcome of the election because directors will be elected by a plurality of the shares voted for directors.

     The Board of Directors unanimously recommends a vote "FOR" the election as directors of the nominees named herein.

     The Board of Directors has designated the twelve persons listed below to be nominees for election as directors. All of the nominees are currently members of the Board, and each of them has consented to serve if elected. Bancorp has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the Board of Directors may designate a substitute nominee, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. Directors of Bancorp hold office for one year and until their respective successors have been duly elected and qualified.

     The following information regarding Bancorp's nominees is based, in part, on information furnished by the nominees.



                Name                   Age           Positions with Bancorp and Subsidiaries
                ----                   ---           ---------------------------------------
Vernon W. Hill, II ................    52     Chairman and President of Bancorp; Chairman and President
                                              of Commerce NJ; Chairman and President of Commerce PA;
                                              Chairman of Commerce Shore and Commerce North
C. Edward Jordan, Jr. .............    54     Executive Vice President and Director of Bancorp; Executive
                                              Vice President and Director of Commerce NJ; Director of
                                              Commerce PA
Robert C. Beck ....................    62     Secretary and Director of Bancorp; Secretary and Director
                                              of Commerce NJ; Director of Commerce PA
David Baird, IV ...................    61     Director of Bancorp, Commerce NJ and Commerce PA
Jack R Bershad ....................    67     Director of Bancorp, Commerce NJ and Commerce PA
Joseph E. Buckelew ................    69     Director of Bancorp, Commerce Shore and Commerce PA;
                                              President of Commerce Shore; Chairman of Commerce
                                              National Insurance Services, Inc.
Morton N. Kerr ....................    67     Director of Bancorp, Commerce NJ and Commerce PA
Steven M. Lewis ...................    48     Director of Bancorp, Commerce NJ and Commerce PA
Daniel J. Ragone ..................    70     Director of Bancorp, Commerce NJ and Commerce PA
William A. Schwartz, Jr. ..........    57     Director of Bancorp, Commerce NJ and Commerce PA
Joseph T. Tarquini, Jr. ...........    62     Director of Bancorp, Commerce NJ and Commerce PA
Frank C. Videon Sr. ...............    75     Director of Bancorp, Commerce NJ and Commerce PA

     Mr. Hill, a director of Commerce NJ since 1973 and Bancorp since 1982, has been Chairman and/or President of Commerce NJ since 1973 and Chairman and President of Bancorp since 1982. Mr. Hill has been Chairman and/or President of Site Development, Inc., Cherry Hill, New Jersey, a developer of real estate, since 1968. Mr. Hill has been Chairman of the Board of Directors of Commerce PA from June 1984 to June 1986 and from January 1987 to the present, President of Commerce PA since June 1994, a director of Commerce Bank/Harrisburg, Camp Hill, Pennsylvania since 1985, Chairman of Commerce Shore since January, 1989 and Chairman of Commerce North since January, 1997.


     Mr. Jordan, a director of Commerce NJ since 1974, Bancorp since 1982 and Commerce PA since June, 1997, has been Executive Vice President of Commerce NJ since 1974 and Executive Vice President of Bancorp since 1982.


     Mr. Beck, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June, 1997, has been Secretary of Commerce NJ since 1973 and Secretary of Bancorp since 1982. Mr. Beck has been a partner of the law firm of Parker, McCay & Criscuolo, Marlton, New Jersey since 1987.


     Mr. Baird, a director of Bancorp and Commerce NJ since 1988 and Commerce PA since June, 1997, has been President of Haddonfield Lumber Company, Inc., Cherry Hill, New Jersey since 1962.


     Mr. Bershad, a director of Commerce PA since 1984 and Bancorp and Commerce NJ since 1987, has been a partner of the law firm of Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, since 1964 and its Chairman since 1990.

     Mr. Buckelew has been a director of Bancorp and Chairman of Commerce National Insurance Services, Inc., the wholly-owned insurance brokerage subsidiary of Bancorp, since November, 1996 and has been a director of Commerce Shore since 1993 and Commerce NJ and Commerce PA since June, 1997. Mr. Buckelew was elected President of Commerce Shore in 1998. Mr. Buckelew was the President of Morales, Potter & Buckelew, Inc. t/a Buckelew & Associates, Toms River, New Jersey from 1959 to November 1996, when this insurance agency was acquired by Bancorp.

     Mr. Kerr, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June, 1997, has been President of Markeim-Chalmers, Inc., Realtors, Cherry Hill, New Jersey, since 1965.

     Mr. Lewis, a director of Commerce PA since 1984 and a director of Bancorp and Commerce NJ since 1988, has been President of U.S. Restaurants, Inc., Blue Bell, Pennsylvania since 1985 and President of S. J. Dining, Inc. since 1986.

     Mr. Ragone, a director of Commerce NJ since 1981, Bancorp since 1982 and Commerce PA since June, 1997, has been Chairman and President of Ragone, Raible, Lacatena & Beppel, C.P.A., Haddonfield, New Jersey, and its predecessor firms, since 1960.

     Mr. Schwartz, a director of Commerce PA since 1984 and a director of Bancorp and Commerce NJ since June, 1997, has been Chairman, President and Chief Executive Officer of U.S. Vision, Glendora, New Jersey, or its predecessor firms, since 1967.

     Mr. Tarquini, a director of Commerce NJ since 1973, Bancorp since 1982 and Commerce PA since June, 1997, has been President of The Tarquini Organization, A.I.A., Camden, New Jersey, since 1980. Prior thereto, he had been a partner in its predecessor firms.

     Mr. Videon, a director of Commerce PA since 1991 and a director of Bancorp and Commerce NJ since June, 1997, has been the owner of Frank C. Videon Funeral Home, Broomall, Pennsylvania, since 1982.


Director Compensation

     Directors of Bancorp, Commerce NJ and Commerce PA were paid an annual fee of $10,000 plus $750 for each meeting of the Board of Directors and committee meeting attended in 1997 and will be paid the same annual fee and meeting fee for each meeting of the Board of Directors and committee meeting attended in 1998. When meetings of the Board of Directors of Bancorp, Commerce NJ and Commerce PA occur on the same day, only one fee is paid. Directors of Commerce Shore are paid a fee of $400 for each meeting of the Board of Directors and committee meeting attended, and directors of Commerce North are paid a fee of $300 for each meeting of the Board of Directors and committee meeting attended. No fees are paid to directors who are also operating officers of Bancorp, Commerce NJ, Commerce PA, Commerce Shore or Commerce North. Each director of Bancorp is provided with $100,000 of permanent life insurance.

     A retirement plan for outside directors, i.e., directors who are not officers or employees of Bancorp on the date their service as a Bancorp director ends, provides that outside directors with five or more years of service as a Bancorp director are entitled to receive annually, for ten years or the number of years served as a director, whichever is less, commencing upon such director's attainment of age 65 and retirement from the Bancorp Board or upon such director's disability, payments equal to the highest 1099 Compensation (as such term is defined in the plan) in effect at any time during the five year period immediately preceding such director's retirement or, if earlier, death or disability. This plan further provides that, in the event a director dies before receiving all benefits to which he or she is entitled, such director's surviving spouse is entitled to receive all benefits not received by the deceased director commencing upon such director's death. Upon a change in control of Bancorp, the plan provides that each director then sitting on the Bancorp Board, notwithstanding the length of time served as a director, becomes entitled to receive annually, for ten years, or twice the number of years served as a director, whichever is less, payments equal to the higher of the director's 1099 Compensation at the time of the director's termination of Board service and the highest 1099 Compensation in effect at any time during the five year period immediately preceding the change in control commencing on the latest to occur of the termination of the director's Board service, attainment of age 65 or any date designated by the director at any time and from time to time. The definition of "change in control" for purposes of this plan parallels the definition of that term contained in the Employment Agreements discussed on page 11 of this Proxy Statement. This plan became effective January 1, 1993, as amended.

1989 Stock Option Plan For Non-Employee Directors

     Effective April 24, 1989 (and as amended in 1994), Bancorp adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan") which provides for the purchase of a total of not more than 232,700 shares (as adjusted for all stock splits and dividends through May 12, 1998) of Bancorp Common Stock by members of the Boards of Directors of Bancorp and its subsidiary corporations. Options granted pursuant to the 1989 Plan may be exercised beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Bancorp, as such term is defined in the 1989 Plan. No further options may be granted under the 1989 Plan. See "APPROVAL OF THE 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS."

     Each non-employee director of Bancorp or any Bancorp subsidiary corporation who on or after May 1, 1989 is elected or reelected as a director of Bancorp or any subsidiary corporation at any annual or special meeting of shareholder(s) of Bancorp or any Bancorp subsidiary corporation was, as of the date of such election or reelection, automatically granted an option to purchase 500 shares of Bancorp's Common Stock; however, no non-employee director could receive an option or options to purchase more than 1,000 shares of Common Stock in any one calendar year. The maximum number of shares of Bancorp Common Stock as to which options could be granted to any non-employee director under the 1989 Plan was 10,000 shares.

     The 1989 Plan is administered by the Board of Directors of Bancorp, including non-employee directors. Options granted under the 1989 Plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. Option prices were intended to equal 100% of the fair market value of Bancorp's Common Stock on the date of the election or re-election of the non-employee directors.

     For the year ended December 31, 1997, Messrs. Baird, Beck, Bershad, Kerr, Lewis, Ragone, Schwartz, Tarquini and Videon each received options under the 1989 Plan to purchase 1,050 shares of Bancorp Common Stock (as adjusted to reflect the 5% stock dividend declared on December 16, 1997). Such options were not exercisable in 1997.


Meetings and Committees of the Board of Directors

     During 1997, there were 13 meetings of the Board of Directors of Bancorp. The Board of Directors of Bancorp has established an Audit Committee, an Oversight Committee and a Personnel Committee but does not have a standing Nominating Committee. In addition, each of Bancorp's four subsidiary banks, Commerce Bank, N.A., Cherry Hill, New Jersey ("Commerce NJ"), Commerce Bank/Pennsylvania, N.A., Philadelphia, Pennsylvania ("Commerce PA"), Commerce Bank/Shore, N.A. ("Commerce Shore") and Commerce Bank/North ("Commerce North") has various committees of their respective boards.

     Information with respect to the committees of the Board of Directors of Bancorp is set forth below.

     Audit Committee

     The Audit Committee reviews Bancorp's and its wholly-owned subsidiary banks' financial statements, accounting procedures and methods employed in connection with audit programs. It serves as the principal liaison between the Board of Directors and Bancorp's independent auditors. In addition, this committee makes recommendations to the Board of Directors concerning the selection of Bancorp's independent auditors. Daniel J. Ragone and Joseph T. Tarquini, Jr. are the current members of the Audit Committee. During 1997, there were four meetings of the Audit Committee.

     Oversight Committee

     The Oversight Committee reviews compliance matters at Bancorp and its banking subsidiaries, and reports to Bancorp's Audit Committee. Daniel J. Ragone, Joseph T. Tarquini, Jr., Joseph A. Haynes (Director of Commerce North) and Daniel M. Monroe (Director of Commerce Shore) are the current members of the Oversight Committee. During 1997, there were four meetings of the Oversight Committee.

     Personnel Committee

     The Personnel Committee reviews and recommends the levels of compensation of Commerce NJ's, Commerce PA's, Commerce Shore's and Commerce North's executive officers and administers Bancorp's Employee Stock Option Plans. Morton N. Kerr, Daniel J. Ragone and Jack R Bershad are the current members of the Personnel Committee. During 1997, there was one meeting of the Personnel Committee. The report of the Personnel Committee with respect to 1997 compensation is set forth on page 16 of this Proxy Statement.

     Attendance

     In 1997, each of Bancorp's directors and nominees for directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and all committees of which they were members of Bancorp, Commerce NJ, Commerce PA, Commerce Shore and Commerce North, as the case may be.

                              EXECUTIVE OFFICERS

     The executive officers of Bancorp and its banking subsidiaries, as of May 12, 1998, are set forth below.



                                                 Position with Bancorp, Commerce NJ, Commerce PA,
                                                        Commerce Shore and Commerce North
              Name                  Age                        Principal Occupation
              ----                  ---          ------------------------------------------------
Vernon W. Hill, II .............    52     Chairman and President of Bancorp since 1982; Chairman
                                           and/or President of Commerce NJ since 1973; Chairman of
                                           Commerce PA from June 1984 to June 1986 and from
                                           January 1987 to present; President of Commerce PA from
                                           June 1994 to present; Chairman of Commerce Shore since
                                           1989 and Commerce North since 1997.
C. Edward Jordan, Jr. ..........    54     Executive Vice President and Director of Bancorp since
                                           1982; Executive Vice President and Director of Commerce
                                           NJ since 1974; Director of Commerce PA since 1997.
Peter M. Musumeci, Jr. .........    47     Executive Vice President and Senior Credit Officer of Bancorp
                                           since 1986 and Treasurer and Assistant Secretary of
                                           Bancorp since 1984; Executive Vice President of Commerce
                                           NJ since 1986; Director of Commerce Shore since 1989.
Robert D. Falese, Jr. ..........    51     Executive Vice President and Senior Loan Officer of Commerce
                                           NJ since 1992.
Dennis M. DiFlorio .............    44     Executive Vice President of Commerce NJ since January,
                                           1996; Director of Commerce North since 1997. Prior
                                           thereto Mr. DiFlorio was Senior Vice President of Commerce
                                           NJ since 1988.
David Wojcik ...................    45     Senior Vice President of Bancorp since 1988.
Thomas J. Sukay ................    44     Senior Vice President of Bancorp since 1989.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table is a summary of certain information concerning the compensation during the last three fiscal years awarded or paid to, or earned by, Bancorp's chief executive officer and each of Bancorp's other four most highly compensated executive officers during Bancorp's last fiscal year.

                                                                                           Long Term
                                                   Annual Compensation                   Compensation
                                   ---------------------------------------------------  --------------
                                                                                          Securities
                                                                           Other          Underlying           All
                                                                           Annual        Stock Option         Other
            Name/Title              Year      Salary       Bonus      Compensation(1)      Grants(2)     Compensation(3)
---------------------------------  ------  -----------  -----------  -----------------  --------------  ----------------
Vernon W. Hill, II                 1997     $550,000     $150,000         $67,213          105,000           $32,265
Chairman and President of          1996      480,000      150,000          62,377          144,979            37,381
Bancorp; Chairman and President    1995      441,000      125,000          50,779           36,465            37,925
of Commerce NJ and Commerce
PA; Chairman of Commerce
Shore and Commerce North

C. Edward Jordan, Jr.              1997     $260,000     $ 25,000                            5,250           $24,336
Executive Vice President of        1996      240,000       60,000                           45,203            29,654
Bancorp; Executive Vice            1995      225,000       60,000                           24,310            30,269
President of Commerce NJ

Peter M. Musumeci, Jr.             1997     $265,000     $ 60,000                           21,000           $20,751
Executive Vice President and       1996      240,000       60,000                           45,203            26,426
Senior Credit Officer,             1995      225,000       60,000                           24,310            26,757
Treasurer and Assistant
Secretary of Bancorp; Executive
Vice President of Commerce NJ

Robert D. Falese, Jr.              1997     $275,000     $ 80,000                           26,250           $ 7,056
Executive Vice President and       1996      240,000       80,000                           50,715            15,908
Senior Loan Officer of             1995      225,000       75,000                           24,310            15,319
Commerce NJ

Dennis M. DiFlorio                 1997     $275,000     $ 80,000                           26,250           $ 7,056
Executive Vice President of        1996      200,000       80,000                           50,715            10,609
Commerce NJ                        1995      175,000       75,000                           24,310            10,760

------------
(1) The total in this column reflects personal use of a company car (1997, $4,517; 1996, $4,517; 1995, $5,389), expense allowances (1997, $54,996;
    1996, $50,600; 1995, $36,600) and country club dues (1997, $7,700; 1996,
    $7,260; 1995, $8,790). The value of such other annual compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for any individual in any year except Mr. Hill.


(2) The stock option grants reflected in this column have been adjusted for the 5% stock dividends declared on December 16, 1997, December 19, 1996, January 2, 1996 and December 13, 1994. The original grant was adjusted based on the unexercised option shares outstanding on the date of the stock dividend.


(3) The totals in this column reflect (i) premiums on life insurance (for 1997, Mr. Hill, $24,032; Mr. Jordan, $17,344; and Mr. Musumeci, $13,738; for 1996, Mr. Hill, $25,128; Mr. Jordan, $18,218; and Mr. Musumeci, $14,275;
    and for 1995, Mr. Hill, $25,613; Mr. Jordan, $18,685; and Mr. Musumeci, $14,516); (ii) long-term disability policies (for 1997, Mr. Hill $2,355; Mr. Jordan, $1,114; Mr. Musumeci, $1,135; Mr. Falese, $1,178; and Mr. DiFlorio, $1,178; for 1996, Mr. Hill, $5,179; Mr. Jordan, $4,362; Mr.
    Musumeci, $5,074; Mr. Falese, $8,834; and Mr. DiFlorio, $3,535; and for 1995, Mr. Hill, $4,738; Mr. Jordan, $4,010; Mr. Musumeci, $4,667; Mr.
    Falese, $7,745; and Mr. DiFlorio, $3,186); and (iii) contributions to Bancorp's ESOP (in 1997, $5,878 each for all five individuals; in 1996, $7,074 each for all five individuals; and in 1995, $7,574 each for all five individuals).

Employment Agreements

     Mr. Hill's Employment Agreement provides that he will be employed by Bancorp and Commerce NJ as Chairman of the Board, President and Chief Executive Officer for a term of five years effective January 1, 1992, provided that on each January 1 thereafter the Employment Agreement shall be automatically renewed and extended for a new five year term unless either Bancorp or Hill gives the other at least ninety days prior written notice of their desire to terminate the Agreement, in which event the term will have four years remaining.

     Under the terms of the Employment Agreement, Mr. Hill's "base salary" shall not be less than $620,000. The Employment Agreement provides that Mr. Hill will participate in any benefit or compensation programs in effect which are generally made available from time to time to executive officers of Bancorp and provides for all other fringe benefits as in effect from time to time which are generally available to Bancorp's salaried officers including, without limitation, medical and hospitalization coverage, life insurance coverage and disability coverage.

     The Employment Agreement requires Bancorp to compensate Mr. Hill for the balance of the term of the Employment Agreement at a rate equal to seventy percent of his annual base salary if he becomes permanently disabled (as defined in the Employment Agreement) during the term and to pay Mr. Hill's designated beneficiary a lump sum death benefit if he dies during the term in an amount equal to three times his average annual base salary in effect during the twenty-four months immediately preceding his death.

     The Employment Agreement allows Mr. Hill to terminate his employment with Bancorp upon a change in control of Bancorp (as defined in the Employment Agreement) and if within three years of such change in control, without Mr. Hill's consent, among other things, the nature and scope of his authority with Bancorp or a surviving or acquiring person are materially reduced to a level below that which he enjoyed on January 1, 1992. If Mr. Hill terminates his employment because of a change in control, he will be entitled to a lump sum severance payment equal to four times his average annual base salary in effect during the twenty-four month period immediately preceding such termination (provided that such payment does not constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and in the event such payment would constitute a "parachute payment", such lump sum severance payment shall be reduced so as to not constitute a "parachute payment"), and the continuation of certain benefits including medical, hospitalization and life insurance. The Employment Agreement contains a non-competition covenant for Mr. Hill should his employment with Bancorp be terminated under certain circumstances.

     The Employment Agreements for Messrs. Jordan, Musumeci, Falese and DiFlorio are substantially similar to that of Mr. Hill's except that: Mr. Jordan will serve as Executive Vice President of Bancorp and Commerce NJ, Mr. Musumeci will serve as Executive Vice President/Senior Credit Officer of Bancorp and Commerce NJ, Mr. Falese will serve as Executive Vice President and Senior Loan Officer of Bancorp and Commerce NJ, and Mr. DiFlorio will serve as Executive Vice President of Bancorp and Commerce NJ. The term of each Employment Agreement is three years and the lump sum death benefit is each equal to two times their respective average annual base salary in effect during the twenty-four month period preceding death. Mr. Jordan's "base salary" under his Employment Agreement is $250,000, Mr. Musumeci's "base salary" under his Employment Agreement is $280,000, Mr. Falese's "base salary" under his Employment Agreement is $300,000 and Mr. DiFlorio's "base salary" under his Employment Agreement is $300,000.


Employee Stock Option Plans

     Effective April, 1984, Bancorp adopted the Commerce Bancorp, Inc. Incentive Stock Option Plan (the "1984 Plan") which provided for the purchase of a total of not more than 1,415,623 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through May 12, 1998) by officers and key employees. Options granted under the 1984 Plan were intended to constitute "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). No further options may be granted under the 1984 Plan. As of May 12, 1998, 405,741 options (as adjusted for all stock splits and stock dividends through May 12, 1998) remain outstanding under the 1984 Plan.

     Effective May, 1994, Bancorp adopted the Commerce Bancorp, Inc. 1994 Employee Stock Option Plan (the "1994 Plan") which provided for the purchase of a total of not more than 1,214,904 shares of Bancorp Common

Stock (as adjusted for all stock splits and stock dividends through May 12, 1998) by officers and key employees. Pursuant to the 1994 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. No further options may be granted under the 1994 Plan. As of May 12, 1998, 927,418 options (as adjusted for all stock splits and stock dividends through May 12, 1998) remain outstanding under the 1994 Plan.

     Effective May, 1997, Bancorp adopted the Commerce Bancorp, Inc. 1997 Employee Stock Option Plan (the "1997 Plan") which provides for the purchase of a total of not more than 2,625,000 shares of Bancorp Common Stock (as adjusted for all stock splits and stock dividends through May 12, 1998) by officers and key employees. Pursuant to the 1997 Plan, stock options may be granted which qualify under the Code as incentive stock options as well as stock options that do not qualify as incentive stock options. All officers and key employees of Bancorp or any current or future subsidiary corporation are eligible to receive options under the 1997 Plan. As of May 12, 1998, 723,911 options (as adjusted for all stock splits and stock dividends through May 12, 1998) had been granted under the 1997 Plan and 1,901,089 options (as adjusted for all stock splits and stock dividends through May 12, 1998) were available for grant. Options may continue to be granted under the 1997 Plan through December 31, 2006.

     (The 1984 Plan, 1994 Plan and 1997 Plan are collectively referred to as the "Employee Plans.")

     The purpose of the Employee Plans is to provide additional incentive to employees of Bancorp by encouraging them to invest in Bancorp's Common Stock and thereby acquire a proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress.

     The Employee Plans are administered by the Personnel Committee ("Committee") which is appointed by the Board of Directors and consists only of Directors who are not eligible to receive options under the Employee Plans. The Committee determines, among other things, which officers and key employees receive an option or options under the Employee Plans, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option. Under the 1997 Plan, no individual may be granted a number of options that is more than 50% of the total number of shares of Bancorp Common Stock authorized for issuance under the 1997 Plan and incentive stock options first exercisable by an employee in any one year under the 1997 Plan (and all other Employee Plans of Bancorp) may not exceed $100,000 in value (determined at the time of grant). The Committee may, in its discretion, modify or amend any of the option terms hereafter described, provided that if an incentive option is granted, the option as modified or amended continues to be an incentive stock option.

     In the event of any change in the capitalization of Bancorp, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. Reacquired shares of Bancorp's Common Stock, as well as unissued shares, may be used for the purpose of the 1997 Plan. Common Stock of Bancorp subject to options which have terminated unexercised, either in whole or in part, will be available for future options granted under the 1997 Plan. The option price for options issued under the 1997 Plan must be at least equal to 100% of the fair market value of the Common Stock as of the date the option is granted.

     Options granted pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable pursuant to a schedule based on years of service or option holding period. Under the 1994 Plan and 1997 Plan, but not the 1984 Plan, in the event of a "change in control" of Bancorp, as defined in the 1994 Plan and 1997 Plan, each optionee may exercise the total number of shares then subject to the option. The Committee has the authority to provide for a different rate of option exercisability for any optionee.

     Options granted under the 1984 Plan and 1994 Plan are not transferable other than by will or by the laws of descent and distribution. Except as otherwise authorized by the Committee with respect to non-qualified stock options only, options granted pursuant to the 1997 Plan are not transferable, except by will or the laws of descent and distribution in the event of death.

     Options granted under the 1984 Plan had a term of ten years subject to earlier termination in the event of termination of employment, death, or disability. The 1984 Plan provided that during the lifetime of an optionee, his option is exercisable only by him and only while employed by Bancorp or a subsidiary or within (i) three months after his retirement, or (ii) three months after he otherwise ceases to be so employed, to the extent the option was exercisable on the last day of employment. For these purposes, retirement means termination of employment by an optionee who has attained age 65. If an optionee retires due to disability, his options may be exercised within twelve months of his retirement date. If an optionee dies within a period during which his option could have been exercised by him, his option may be exercised within one year of his death (unless the option earlier terminates) by those entitled under his will or the laws of descent and distribution, but only to the extent the option was exercisable by him immediately prior to his death.

     Under the 1994 Plan and 1997 Plan, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability, except that under the 1997 Plan, if specifically permitted by the Committee or the Board of Directors, non-qualified stock options are transferrable.

     During 1997, Bancorp granted stock options to purchase an aggregate of 605,745 shares (as adjusted for all stock splits and stock dividends through May 12, 1998) of Bancorp's Common Stock at $44.41 per share (as adjusted for all stock splits and stock dividends through May 12, 1998) under the 1997 Plan. During 1997, a total of 308,392 options were exercised under the 1984 Plan and 1994 Plan.


Stock Option Tables

     The following table sets forth certain information regarding options granted during 1997 to each of the executive officers named in the Summary Compensation Table.


                       INDIVIDUAL OPTION GRANTS IN 1997



                                     Number of       % of Total
                                    Securities         Options
                                    Underlying         Granted                                            Grant Date
                                     Options        to Employees      Exercise        Expiration           Present
              Name                  Granted(1)     in Fiscal Year     Price(1)           Date             Value (2)
--------------------------------   ------------   ----------------   ----------   -------------------   -------------
Vernon W. Hill, II .............     105,000      17.3%             $ 44.41       December 16, 2007      $1,096,200
C. Edward Jordan, Jr. ..........       5,250       0.9%               44.41       December 16, 2007          54,810
Peter M. Musumeci, Jr. .........      21,000       3.5%               44.41       December 16, 2007         219,240
Robert D. Falese, Jr. ..........      26,250       4.3%               44.41       December 16, 2007         274,050
Dennis M. DiFlorio .............      26,250       4.3%               44.41       December 16, 2007         274,050

------------
(1) The stock option grants and exercise price reflected in these columns have been adjusted for the 5% stock dividends declared on December 16, 1997.

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Bancorp's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about future movement of the stock price. The assumptions used in the model were the options exercise price, the price of Bancorp Common Stock on the date of option grant, expected volatility of .289, risk-free rate of return of 5.59%, dividend yield of 3%, and weighted average expected life of four years. The real value of the options in this table depends upon the actual performance of Bancorp's Common Stock during the applicable period.

     The following table sets forth certain information regarding individual exercises of stock options during 1997 by each of the executive officers named in the Summary Compensation Table.


  AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR-END STOCK OPTION VALUES



                                                             Number of Securities
                               Shares                       Underlying Unexercised       Value of Unexercised in the
                            Acquired on       Value            Stock Options at              Money Stock Options
           Name               Exercise      Realized          Year-End 1997 (1)               at Year-End 1997
-------------------------  -------------  ------------  ------------------------------  -----------------------------
                                                         Exercisable    Unexercisable    Exercisable    Unexercisable
                                                        -------------  ---------------  -------------  --------------
Vernon W. Hill, II ......       1,532      $   40,782      272,194         105,000       $8,046,578       $437,653
C. Edward Jordan, Jr. ...      13,457         280,770      144,657           5,250        4,758,367         21,883
Peter M. Musumeci, Jr. ..      81,766       1,839,807       69,513          21,000        1,960,521         87,531
Robert D. Falese, Jr. ...       2,500          62,813       81,727          57,686        2,630,029        953,985
Dennis M. DiFlorio ......       9,075         319,156      116,771          26,250        3,686,220        109,413

------------
(1) The stock options reflected in this column have been adjusted for the 5% stock dividend declared on December 16, 1997.


Employee Stock Ownership Plan

     Effective January 1, 1989, Bancorp's Board of Directors established the Commerce Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") as a restatement of Bancorp's Stock Bonus Plan. Employees of Bancorp and its subsidiaries are eligible to participate in the ESOP if they are at least 21 years of age and have completed at least 1,000 hours of service to Bancorp or its subsidiaries during the twelve-month period beginning on the date of hire or during any subsequent calendar year. Participants are 100% vested in their accounts under the ESOP upon death, total disability, a complete discontinuance of contributions by Bancorp, termination of the ESOP, and a partial termination of the ESOP where a participant is involved in that termination. Except as provided above, generally, participants are 20% vested after 3 years of credited service, increasing by 20% for each additional year of credited service so that participants are 100% vested in their accounts under the ESOP after seven years of credited service with Bancorp or a subsidiary.

     Subject to limitations contained in the Code, contributions by Bancorp to the ESOP are deductible for federal income tax purposes. Except as described below, such contributions are determined annually by Bancorp's Board of Directors at its discretion. Contributions may consist either of shares of Bancorp's stock, or cash, which may be invested by the trustees of the ESOP's trust in shares of Bancorp's stock or to provide funds to pay principal or interest on any indebtedness incurred by the ESOP in purchasing shares. Contributions by Bancorp are allocated as of the close of each plan year among accounts of participants in the ESOP. Each participant's account is credited with that portion of contributions by Bancorp as such participant's compensation (as defined in the ESOP) bears to all participants' compensation.

     In January 1990, the ESOP Trust purchased 417,000 shares of Series C ESOP Cumulative Convertible Preferred Stock ("ESOP Shares") from Bancorp for an aggregate purchase price of $7,500,000. The ESOP Trust borrowed the purchase price for the ESOP Shares from an unaffiliated bank, which loan was refinanced with another unaffiliated bank in 1994 (the "Loan"). The Loan is guaranteed by Bancorp and its subsidiaries, and is secured by the pledge of the ESOP Shares obtained with the proceeds of the Loan. Bancorp has agreed to contribute to the ESOP amounts sufficient to permit the ESOP to make principal and interest payments on the Loan. Pursuant to the loan agreement with the ESOP's bank lender, a portion of the ESOP Shares pledged by the ESOP for repayment of the Loan will be released from the pledge according to a formula based on the portion of principal and interest which has been repaid each year. As of December 31, 1997, the outstanding principal balance on the Loan was $2,308,000.

     Effective March 1, 1998, the Trustees of the ESOP exercised their right to convert all 417,000 ESOP Shares held by the ESOP into 646,904 shares of Bancorp Common Stock. As of May 12, 1998, the ESOP Trust held of record 722,531 shares of Common Stock. As of May 12, 1998, approximately 523,600 shares of Common Stock held by the ESOP Trust were allocated to individual participant accounts. The unallocated shares of common stock the ESOP held of record as of May 12, 1998 was approximately 1.11% of Bancorp's Common Stock.

     The co-trustees of the ESOP are Vernon W. Hill, II and C. Edward Jordan, Jr. Each participant may direct the trustees of the ESOP's trust as to the manner in which shares of voting stock allocated to his account are to be voted. Each participant in the ESOP will become entitled to direct the trustees as to the voting of the shares of Common Stock which are released from the pledge and which are allocated to his account under the ESOP. The enclosed form of Proxy also serves as the voting instruction card for the trustees of the ESOP with respect to the shares of Common Stock which have been allocated to the accounts of participants under the ESOP. Shares which have not been allocated to the account of any participant will be voted by the co-trustees in accordance with such procedures as Bancorp, as the Plan Administrator, shall direct. Shares which have been allocated to the accounts of participants but for which no voting directions are received will be voted as the trustees direct in the exercise of their independent judgment. For the Plan Year ended December 31, 1997, Bancorp contributed $1,177,000 to the ESOP.


Supplemental Executive Retirement Plan

     Effective January 1, 1992, Bancorp established a Supplemental Executive Retirement Plan ("SERP") for certain designated executives in order to provide supplemental retirement income if Bancorp's ESOP and Social Security retirement benefits fall below sixty percent of average annual compensation at the time of retirement. Average annual compensation is defined as the average of the actual annual compensation paid to the executive by Bancorp during the period of three consecutive years which produces the highest such average during the ten year period ending with termination of employment. The SERP is unfunded, is not a qualified plan under the Code and benefits are paid directly by Bancorp. Messrs. Hill, Jordan, Musumeci, Falese and DiFlorio have been designated to participate in the SERP.


Certain Transactions

     Certain directors and executive officers of Bancorp, Commerce NJ, Commerce PA, Commerce Shore and Commerce North, certain of their immediate family members and certain corporations or organizations with which they are affiliated have had and expect to continue to have loan and other banking transactions with Commerce NJ, Commerce PA, Commerce Shore and Commerce North. All such loans and other banking transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions for unrelated parties, and did not involve more than the normal risk of uncollectibility or present other unfavorable features.

     The Board of Directors of Bancorp approves all transactions in which an officer or director of Bancorp or any of its subsidiaries has an interest. In the case of a transaction involving a director of Bancorp, such director does not vote on the transaction.

     Mr. Kerr, a director and nominee for director of Bancorp, is the President of Markeim-Chalmers, Inc. which in 1997 received $183,000 in fees for real estate related services, primarily real estate appraisals.

     Messrs. Beck and Bershad, directors and nominees for directors of Bancorp, are members of law firms which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year.

     Bancorp leases from limited partnerships in which Mr. Hill is a partner or in which a corporation owned by Mr. Hill is a partner under separate operating lease agreements the land on which it has constructed ten branch offices. The aggregate annual rental under these leases for 1997 was approximately $375,000. These leases expire periodically through 2017 but are renewable through 2037. Aggregate annual rentals escalate to $501,000 in 2007.

     Bancorp leases land to a limited partnership partially comprised of the directors of Bancorp including Messrs. Bershad, Hill and Lewis and a corporation owned by Mr. Hill. The initial lease term is 25 years, with two successive 10-year options. As of December 31, 1997, the future minimum lease payments to be received by Bancorp amount to approximately $55,000 for each of the next two years and $432,000 thereafter for the remainder of the initial lease term. In accordance with the provision of the land lease, the limited partnership constructed and owns the office building located on the land. Commerce PA leases the building as a branch facility. The initial lease term expires in 2010.

     Management believes that the rental paid or received for each of the foregoing leases is comparable to the rental which they would have to pay to or would have received from, as the case may be, and that the option prices are comparable to or more favorable than those that could have been obtained or received from, non-affiliated parties in similar commercial transactions for similar locations, assuming that such locations were available.

     During 1997, Commerce NJ, Commerce PA, Commerce Shore and Commerce North obtained interior design, facilities management and general contractor services in the amount of $916,000 from a business corporation of which Shirley Hill, wife of Vernon W. Hill, II, is a principal shareholder and the president. Additionally, during 1997 the business received commissions of $1,464,000 on furniture and facility purchases made directly by Commerce NJ, Commerce PA, Commerce Shore and Commerce North. These expenditures related primarily to the furnishing and related design services of the opening and/or refurbishing of certain offices during the period. In the opinion of management, such expenses were substantially equivalent to those that would have been paid to unaffiliated companies for similar furniture and services.


                       REPORT OF THE PERSONNEL COMMITTEE

     The Personnel Committee of the Board of Directors of Bancorp is composed of outside non-employee directors. Bancorp's compensation package for its executive officers consists of base salary, annual performance bonus, annual stock option grants and various broad based employee benefits including contributions under Bancorp's ESOP. Management recommendations of base salary levels, annual performance bonuses and stock option grants are reviewed by the Personnel Committee and submitted to the full Board of Directors for approval.

     The objective of Bancorp's executive compensation is to enhance Bancorp's long-term profitability by providing compensation that will attract and retain superior talent, reward performance and align the interests of the executive officers with the long term interests of the shareholders of Bancorp.

     The Company has employment agreements with Messrs. Hill, Jordan, Musumeci, Falese and DiFlorio which were effective January 1, 1992 for Messrs. Hill, Jordan and Musumeci, and January 1, 1998 for Messrs. Falese and DiFlorio. See "Employment Agreements."

     Base salary levels for Bancorp's executive officers are competitively set relative to companies in peer businesses. In reviewing base salaries, the Personnel Committee also takes into account individual experience and performance.

     Bancorp's annual performance bonuses are intended to provide a direct cash incentive to executive officers and other key employees to maximize Bancorp's profitability. Financial performance is compared against budgets as well as peer businesses.

     Stock options are intended to encourage officers and other key employees to remain employed by Bancorp by providing them with a long term interest in Bancorp's overall performance as reflected by the performance of the market of Bancorp's Common Stock. In granting stock options, the Personnel Committee takes into account prior stock option grants and considers the executive's level of compensation and past contributions to Bancorp.

     Vernon W. Hill, II was Bancorp's Chairman, President and Chief Executive Officer for 1997. Mr. Hill's base salary is set competitively relative to other chief executive officers in financial service companies in Bancorp's market area. In determining Mr. Hill's base salary as well as annual performance bonus, the Committee reviewed independent compensation data and Bancorp's performance as compared against budgets and peer businesses. As with Bancorp's other executive officers, Mr. Hill's total compensation involves certain subjective judgments and is not based solely upon any specific objective criteria or weighting.

     The Personnel Committee and Bancorp are considering the future impact on executive compensation, and whether certain changes should be made as a result, of Section 162(m) of the Code which became effective January 1, 1994. This provision generally denies a deduction for Federal income tax purposes for annual compensation in excess of $1.0 million for executive officers named in the "Summary Compensation Table" contained in this Proxy Statement, except for certain compensation that is performance-based and for compensation that is paid pursuant to certain contracts entered into prior to February, 1993. Bancorp believes that the limitation will have no material effect on it in 1998.

                              PERSONNEL COMMITTEE

                                Morton N. Kerr
                               Daniel J. Ragone
                                Jack R Bershad


Personnel Committee Interlocks and Insider Participation

     The Personnel Committee members are Morton N. Kerr, Daniel J. Ragone and Jack R Bershad.

     Mr. Kerr, a director and nominee for director of Bancorp, is the President of Markeim-Chalmers, Inc. which in 1997 received $183,000 in fees for real estate related services, primarily real estate appraisals.

     Mr. Bershad, a director and nominee for director of Bancorp, is a member of a law firm which Bancorp and its subsidiaries have retained during Bancorp's last fiscal year and which Bancorp and its subsidiaries intend to retain during its current fiscal year. See "Certain Transactions."

Financial Performance

     The graph below shows a comparison of the cumulative return experienced by Bancorp's shareholders over the years 1993 through 1997, the KBW Eastern Regional Sub-Index and the S&P 500 Index assuming an investment of $100 in each at December 31, 1992 and the reinvestment of dividends.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        Commerce Bancorp, KBW Eastern Regional Sub-Index, S&P 500 Index
                         Year-End 1993 to Year-End 1997


                     Compare 5-Year Cumulative Total Return
                      Among Provident American Corporation
                    NASDAQ Market Index and Peer Group Index

    Dollars
600 |-------------------------------------------------------------------------|
    |                                                                         |
    |                                                                         |
500 |-------------------------------------------------------------------------|
    |                                                                        *|
    |                                                                         |
400 |-------------------------------------------------------------------------|
    |                                                                        o|
    |                                                                         |
300 |----------------------------------------------------------*--------------|
    |                                                                        +|
    |                                                          o              |
200 |--------------------------------------------*----------------------------|
    |                             *             +o             +              |
    |                             +                                           |
100 |*+o----------*+o-------------o-------------------------------------------|
    |                                                                         |
    |                                                                         |
  0 |--------------|--------------|--------------|-------------|--------------|
   1992          1993           1994           1995          1996          1997


  * Commerce Bancorp       + S & P 500 Index        o Eastern Regional Sub-Index

                Comparison of Five Year Cumulative Total Return

                                                        Eastern
                       Comparison      S&P 500         Regional
                        Bancorp         Index         Sub-Index
         ------------------------------------------------------
         1992              100            100              100
         1993           113.64         110.08           104.29
         1994           153.82         111.53            92.58
         1995           184.73         153.44           157.16
         1996           298.33         188.67           215.46
         1997           495.66         251.62           344.93

                    APPROVAL OF THE 1998 STOCK OPTION PLAN
                          FOR NON-EMPLOYEE DIRECTORS

     On March 17, 1998, Bancorp's Board of Directors adopted the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan"). Under the 1988 Plan, members of the Board of Directors of Bancorp and its current and future subsidiary corporations (i.e. any corporation in which Bancorp owns, directly or indirectly, fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of election or reelection of such director) who are not also employees of Bancorp or its subsidiary corporations will be entitled to receive options to purchase Bancorp Common Stock. Currently, non-employee directors are not eligible to receive options to purchase Bancorp Common Stock under any of Bancorp's Employee Plans. See "Executive Compensation". Previously non-employee directors were eligible to receive options to purchase Bancorp Common Stock under Bancorp's 1989 Stock Option Plan for Non-Employee Directors. However, no further options may be granted under this 1989 Plan, and the 1998 Plan is intended to replace the 1989 Plan.

     The Board of Directors of Bancorp believes that the 1998 Plan will advance the interests of Bancorp and its shareholders by strengthening the ability of Bancorp and its subsidiary corporations to attract, retain and motivate members of their respective Boards of Directors who are not also employees. The 1998 Plan is being submitted to Bancorp shareholders for their approval in order to meet the shareholder approval requirements of The New York Stock Exchange.

     The Board of Directors unanimously recommends that you vote "FOR" approval of the 1998 Plan.

     The affirmative vote of the holders of a majority of the votes cast by the holders of shares entitled to vote thereon is necessary to approve the 1998 Plan. For purposes of determining the votes cast, only those votes "FOR" or "AGAINST" are included. Pursuant to the NJBCA, abstentions and brokers non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or bank voting instructions as to such shares) will be counted solely for the purpose of determining whether a quorum is present.

     Set forth below is a summary of the provisions of the 1998 Plan. This summary is qualified in its entirety by the detailed provisions of the text of the actual 1998 Plan set forth as Exhibit "A" to this Proxy Statement, all of which is incorporated herein.


Purpose of the 1998 Plan

     The purpose of the 1998 Plan is to provide additional incentive to members of the Board of Directors of Bancorp and its subsidiary corporations who are not also employees by encouraging them to invest in Bancorp's Common Stock and thereby acquire a further proprietary interest in Bancorp and an increased personal interest in Bancorp's continued success and progress. The Board of Directors believes that stock options are an important aid in attracting, retaining and compensating, non-employee directors of the respective Board of Bancorp and its subsidiary corporations.


Administration

     The 1998 Plan will be administered by the Board of Directors of Bancorp, including non-employee directors. The Board of Directors of Bancorp, in their sole discretion, may grant options under the 1998 Plan to non-employee directors and determine the number of shares subject to each option, the rate of option exercisability and, subject to certain other provisions discussed below, the option price and the duration of the options. Under the 1998 Plan, the board has the right to adopt such rules of conduct of its business and the administration of the 1998 Plan as it considers desirable. A majority of the members of the Board of Directors will constitute a quorum for all purposes and the vote or written consent of a majority of the members of the Board of Directors on a particular matter will constitute the act of the Board of Directors on such matter. The Board of Directors has the exclusive right to construe the 1998 Plan and the options issued pursuant to it, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the purpose of the 1998 Plan and the options issued pursuant to it. No member of the Board of Directors of Bancorp will be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of any authority or discretion granted in connection with the 1998 Plan to the Board of Directors, or for the acts or omissions of any other members of the Board of Directors.

     Under the 1998 Plan, the Board of Directors of Bancorp has the right to any time, and from time to time, to modify or amend the 1998 Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors; however, such action will not affect options granted under the 1998 Plan prior to the actual date on which such action occurred. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination of the 1998 Plan for shareholder approval, such submission will not require any further modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for shareholder approval, unless otherwise required by law. Options may not be granted pursuant to the 1998 Plan after the expiration of five years from and after the adoption of the 1998 Plan by Bancorp's shareholders at the Annual Meeting.


Aggregate Number of Shares

     The aggregate number of shares which may be issued upon the exercise of options under the 1998 Plan is 400,000 shares of Bancorp Common Stock. In the event of any change in capitalization of Bancorp, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the 1998 Plan will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. Reacquired shares of Bancorp's Common Stock, as well as unissued shares, may be used for the purpose of the 1998 Plan. Common Stock of Bancorp subject to options which have terminated unexercised, either in whole or in part, will be available for future options granted under the 1998 Plan.


Exercisability, Option Price, Expiration and Payment

     Options granted pursuant to the 1998 Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of the Company, as such term is defined in the 1998 Plan.

     The option price for options issued under the 1998 Plan will be equal to the fair market value of Bancorp Common Stock on the date the option is granted by the Board of Directors. Fair market value of Bancorp Common Stock will be determined by the Board of Directors.

     Unless terminated earlier by the option's terms, options granted under the 1998 Plan will expire ten years after the date they are granted.

     Payment of the option price on exercise of options granted under the 1998 Plan may be made in cash, Bancorp Common Stock which will be valued at the last sale price of Bancorp Common Stock in trading on the New York Stock Exchange on the last trading day preceding the delivery of such certificates to Bancorp or a combination of both. Under the terms of the 1998 Plan, the Board has interpreted the provisions of the 1998 Plan which allows payment of the option price in Common Stock of Bancorp to permit "pyramiding" of shares in successive exercises. Thus, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock, and immediately thereafter effect further exercises of the option, using the Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock to acquire a number of shares of Common Stock having an aggregate fair market value equal to the excess of (a) the fair market value (as determined above) of all shares to which the option relates over (b) the aggregate exercise price under the option. A vote in favor of this Proposal is also a vote in favor of this interpretation.


Termination of Services; Death and Disability

     All unexercised options will terminate three months following the date an optionee ceases to be a director of Bancorp or any subsidiary corporation by death, disability, resignation or removal (whether for cause or otherwise), whether or not such termination is voluntary, but in no event later than ten years from the date the option is granted. An optionee (or such optionee's legal guardian or custodian) holding an option who ceases to be a director of Bancorp or any Bancorp subsidiary corporation because of a disability must exercise the option within three months after he ceases to be a director (but in no event later than ten years from the date the option is granted), or the option will terminate.

     The legatee(s), distributee(s), executor or administrator of a deceased optionee who could have exercised an option while alive may exercise such option at any time within three months following the optionee's death (but in no event later than ten years from the date the option is granted), or the option will terminate.

     A director of a subsidiary corporation of Bancorp shall be deemed to have been removed as a director on the date such company ceases to be a Bancorp subsidiary unless such optionee is also a director of Bancorp or another Bancorp subsidiary corporation, or on that date such optionee becomes a director of Bancorp or another Bancorp subsidiary corporation. A director shall not be deemed to have been removed as director if he ceases being a director of Bancorp or a Bancorp subsidiary corporation but is, or on that date becomes, a director of a Bancorp subsidiary corporation or Bancorp, as the case may be.


Transferability

     Unless specifically authorized by the Board of Directors of Bancorp, options granted pursuant to the 1998 Plan are not transferrable, except by the laws of descent and distribution in the event of death, and may be exercised by an optionee, or by an optionee's legal guardian in the event of disability, as provided above.


Amendment or Termination

     Bancorp's Board of Directors has the right at any time, and from time to time, to modify, amend, suspend or terminate the 1998 Plan. Any such action will not affect options previously granted.


Federal Income Tax Consequences

     THE FOLLOWING INFORMATION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE 1998 PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND THE REGULATIONS ADOPTED PURSUANT THERETO. THE PROVISIONS OF THE CODE DESCRIBED IN THIS SECTION INCLUDE CURRENT TAX LAW ONLY AND DO NOT REFLECT ANY PROPOSALS TO REVISE CURRENT TAX LAW.

     Options granted pursuant to the 1998 Plan will be non-qualified stock options. A non-qualified stock option is an option which does not satisfy the requirements of Section 422 of the Code. Generally, there will be no federal income tax consequences to either the optionee or Bancorp on the grant of non-qualified options pursuant to the 1998 Plan. On the exercise of a non-qualified option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Bancorp will be entitled to a federal income tax deduction in an amount equal to such excess.

     Upon the sale of stock acquired by exercise of a non-qualified option, optionees will realize long-term, mid-term or short-term capital gain or loss depending upon their holding period for such stock. Under current law, net capital gains (net long term capital gain less net short term capital loss) is subject to a maximum rate of 28%. The reduced rate (20%) of tax on certain net capital gains added to the Code by the Taxpayer Relief Act of 1997 requires a holding period of more than 18 months. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

     An optionee who surrenders shares in payment of the exercise price of a non-qualified option will not recognize gain or loss with respect to the shares so delivered. The optionee will recognize ordinary income on the exercise of the non-qualified stock option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity securities, to file with the Securities and Exchange Commission ("SEC") reports about their beneficial ownership of Common Stock and other equity securities of Bancorp. All such persons are required by SEC regulation to furnish Bancorp with copies of all Section 16(a) reports they file.

     Based solely on review of the copies of such reports furnished to Bancorp and written representations that no other reports were required during the fiscal year ended December 31, 1997, Bancorp believes all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely complied with.


                    RELATIONSHIP WITH INDEPENDENT AUDITORS

     Bancorp's independent auditors during the most recent year were Ernst & Young LLP, 2001 Market Street, Philadelphia, PA 19103. Based upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to be Bancorp's independent auditors for 1998. The selection of Bancorp's independent auditors is not being submitted to shareholders because there is no legal requirement to do so. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and to be available to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

     Proposals from shareholders intended to be presented at the 1999 Annual Meeting must be received by Bancorp for inclusion in Bancorp's proxy statement by February 1, 1999.


                                 OTHER MATTERS

     Bancorp is not currently aware of any matters which will be brought before the Annual Meeting (other than procedural matters) which are not referred to in the enclosed Notice of Annual Meeting. Nevertheless, the enclosed Proxy confers discretionary authority to vote with respect to those matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the Annual Meeting. If any such matters are presented at the Annual Meeting, then the persons named in the enclosed Proxy will vote in accordance with their best judgment.

     A COPY OF BANCORP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO C. EDWARD JORDAN, JR., EXECUTIVE VICE PRESIDENT, COMMERCE BANCORP, INC., COMMERCE ATRIUM, 1701 ROUTE 70 EAST, CHERRY HILL, NEW JERSEY, 08034-5400.


                                        By Order of the Board of Directors


                                        ROBERT C. BECK
                                        Secretary

                                  EXHIBIT "A"

                            COMMERCE BANCORP, INC.

                             1998 STOCK OPTION PLAN
                          FOR NON-EMPLOYEE DIRECTORS



1. Purpose of Plan:


     The purpose of the 1998 Stock Option Plan for Non-Employee Directors (the "Plan") contained herein is to enhance the ability of Commerce Bancorp, Inc. and its current and future subsidiaries (collectively the "Companies") to attract, retain and motivate members of their respective Boards of Directors and to provide additional incentive to members of their respective Boards of Directors by encouraging them to invest in shares of Commerce Bancorp, Inc. (the "Company") common stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Companies' continued success and progress, to the mutual benefit of directors, employees and stockholders.


2. Aggregate Number of Shares:


     400,000 shares of the Company's common stock, par value $1.5625 per share ("Common Stock"), shall be the aggregate number of shares which may be issued under this Plan. Notwithstanding the foregoing, in the event of any change in the capitalization of the Company, such as by stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Board of Directors of the Company deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under this Plan shall be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors of the Company. Reacquired shares of the Company's Common Stock, as well as unissued shares, may be used for the purpose of this Plan. Common Stock of the Company subject to options which have terminated unexercised, either in whole or in part, shall be available for future options granted under this Plan.


3. Participation:


     The Board of Directors of the Company, in their sole discretion, may grant options to purchase shares of the Company's Common Stock to Directors who at the time of such grant are not an employee of the Company or any Company subsidiary corporation. The Board of Directors shall, in addition to its other authority and subject to the provisions of this Plan, determine the number of shares to be subject to each option granted pursuant to this Section 3, the time or times at which such options shall be granted and subject to Section 5 hereof, the price at which each of the options is exercisable.


4. Administration of Plan:


     This Plan shall be administered by the Board of Directors of the Company. The Board of Directors of the Company shall adopt such rules for the conduct of its business and administration of this Plan as it considers desirable. A majority of the members of the Board of Directors of the Company shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Board of Directors of the Company on a particular matter shall constitute the act of the Board of Directors of the Company on such matter. The Board of Directors of the Company shall have the exclusive right to construe the Plan and the options issued pursuant to it, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the purpose of this Plan and the options issued pursuant to it, and such action shall be final, binding and conclusive upon all parties concerned. No member of the Board of Directors of the Company shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of any authority or discretion granted in connection with the Plan to the Board of Directors, or for the acts or omissions of any other members of the Board of Directors.


5. Non-Qualified Stock Options, Option Price and Term:

     (a) Options issued pursuant to this Plan shall be non-qualified stock options. A non-qualified stock option is an option which does not satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The option price for the non-qualified stock options issued under this Plan shall be equal to the fair market value, as determined in good faith by the Board of Directors of the Company, of the Company's Common Stock on the date of the grant of the option.

     (b) Options issued pursuant to this Plan shall be issued substantially in the form set forth in Appendix I hereof, which form is hereby incorporated by reference and made a part hereof, and shall contain substantially the terms and conditions set forth therein. At the time of granting a non-qualified stock option hereunder, the Board of Directors may, in its discretion, amend or supplement any of the option terms contained in Appendix I for a particular optionee including, without limitation, the extent of the assignability and/or transferability of such option. Options shall expire ten years after the date they are granted, unless terminated earlier as provided herein.


6. Modification, Amendment, Suspension and Termination:

     Options shall not be granted pursuant to this Plan after the expiration of five years from and after the date this Plan is approved by the stockholders of the Company. The Board of Directors of the Company reserves the right at any time, and from time to time, to modify or amend this Plan in any way, or to suspend or terminate it, effective as of such date, which date may be either before or after the taking of such action, as may be specified by the Board of Directors of the Company; provided, however, that such action shall not affect options granted under the Plan prior to the actual date on which such action occurred. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for stockholder approval, such submission shall not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for stockholder approval.


7. Effectiveness of Plan:

     This Plan shall become effective on the date of its adoption by the Company's Board of Directors, subject however to approval by the holders of the Company's Common Stock. Options may be granted under this Plan prior to obtaining stockholder approval, provided such options shall not be exercisable until stockholder approval is obtained.

8. General Conditions:

     (a) Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any director the right to continue as a director of any of the Companies or interfere in any way with the rights of the Companies to terminate him as a director.

     (b) Corporate action constituting an offer of stock for sale to any director under the terms of the options to be granted hereunder shall be deemed complete as of the date when the actions of the stockholder(s) in electing or reelecting a non-employee director are completed or when the Board of Directors authorizes the grant of the option to such non-employee director, as the case may be, regardless of when the option is actually delivered to the non-employee director or acknowledged or agreed to by him.

     (c) The term "subsidiary corporation" as used throughout this Plan shall mean a corporation in which the Company owns, directly or indirectly, shares of stock representing fifty percent or more of the outstanding voting power of all classes of stock of such corporation at the time of the granting of an option under this Plan.

     (d) The use of the masculine pronoun shall include the feminine gender whenever appropriate.

                                  APPENDIX I

                          NON-QUALIFIED STOCK OPTION


To: ____________________________________________________________________________
                                     Name

________________________________________________________________________________
                                    Address

Date: _________________________________________

     You are hereby granted an option, effective as of the date hereof, to
purchase          shares of common stock (par value $1.5625 per share) ("Common
Stock") of Commerce Bancorp, Inc. (the "Company") at a price of $     per share
pursuant to the Company's 1998 Stock Option Plan for Non-Employee Directors (the "Plan").

     Your option may first be exercised on and after the earlier to occur of
(i) one year from the date of its grant or (ii) a "change in control" of the Company, as hereinafter defined, but not before that time. On and after the earlier to occur of (i) one year from the date your option is granted or (ii) a "change in control" of the Company, and prior to ten years from the date of its grant, your option may be exercised in whole, or from time to time in part, for up to the total whole number of shares then subject to the option minus the number of shares previously purchased by exercise of the option (as appropriately adjusted for stock dividends, stock splits, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion and what the Board of Directors of the Company deems in its sole discretion to be similar circumstances). No fractional shares shall be issued or delivered. This option shall terminate and is not exercisable after the expiration of ten years from the date of its grant, except if terminated earlier as hereafter provided.

     A "change of control" shall be deemed to have occurred upon the happening of any of the following events:

       1. A change within a twelve-month period in a majority of the members of the Board of Directors of the Company;

       2. A change within a twelve-month period in the holders of more than 50% of the outstanding voting stock of the Company; or

       3. Any other event deemed to constitute a "change in control" by the Board of Directors.

     You may exercise your option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase. The payment may be in any of the following forms: (i) cash which may be evidenced by a check and includes cash received from a stock brokerage firm in a so-called "cashless exercise"; (ii) (unless prohibited by the Board of Directors) certificates representing Common Stock of the Company which will be valued by the Secretary of the Company at the last sale price of a share of the Company's Common Stock in trading as reported by the New York Stock Exchange on the last trading day immediately preceding the delivery of such certificates to the Company or as may be otherwise made available, accompanied by an assignment of the stock to the Company; or (iii) (unless prohibited by the Board of Directors) any combination of cash and Common Stock of the Company valued as provided in clause (ii). Any assignment of stock shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signature(s) if he deems such guarantees necessary or desirable and payment of all transfer taxes.

     Your option will, to the extent not previously exercised by you, terminate three months after the date on which you cease to be a director of the Company or a subsidiary corporation by death, disability, resignation or removal (whether for cause or otherwise), but in no event later than ten years from the date this option is granted, whether such termination be voluntary or not. After the date you cease to be a director, you may exercise this option only for the number of shares which you had a right to purchase and did not purchase on the date you ceased to be a director. If you are a director of a Company subsidiary corporation, your directorship shall be deemed to have terminated on the date such company ceases to be a Company subsidiary corporation, unless you are also a director of the Company or another Company subsidiary corporation, or on that date became a director of the Company or another Company subsidiary corporation. Your directorship shall not be deemed to have terminated if you cease being a director of the Company or a Company subsidiary corporation but are or concurrently therewith become a director of the Company or another Company subsidiary corporation.

     Unless specifically authorized by the Board of Directors, this option is not transferable by you otherwise than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. If you die while a director of the Company or a Company subsidiary corporation, your legatee(s), distributee(s), executor or administrator, as the case may be, may, at any time within three months after the date of your death (but in no event later than ten years from the date this option is granted), exercise the option as to any shares which you had a right to purchase and did not purchase during your lifetime. If your directorship with the Company or a Company subsidiary corporation is terminated by reason of your becoming disabled, you or your legal guardian or custodian may at any time within three months after the date of such termination (but in no event later than 10 years from the date this option is granted), exercise the option as to any shares which you had a right to purchase and did not purchase prior to such termination. Your executor, administrator, guardian or custodian must present proof of his authority satisfactory to the Company prior to being allowed to exercise this option.

     In the event of any change in the capitalization of the Company, such as by stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Board of Directors of the Company deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price for such shares will be appropriately adjusted in a manner to be determined in the sole discretion of the Board of Directors of the Company.

     Until the option price has been paid in full pursuant to due exercise of this option and the purchased shares are delivered to you, you do not have any rights as a stockholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of exercise of this option during any period of time in which the Company deems, in its sole discretion, that such delivery may not be consummated without violating a federal, state, local or securities exchange rule, regulation or law.

     Notwithstanding anything to the contrary contained herein, this option is not exercisable until all the following events occur and during the following periods of time:

       (1) Until this option and the optioned shares are approved and/or registered with such federal, state and local regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable.

       (2) During any period of time in which the Company deems that the exercisability of this option, the offer to sell the shares optioned hereunder, or the sale thereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

       (3) Until you have paid or made suitable arrangements to pay (which may include payment through the surrender of Common Stock), (i) all federal, state and local income tax withholding required to be withheld by the Company in connection with the option exercise and (ii) your portion of other federal, state and local payroll and other taxes due in connection with the option exercise.

     The following two paragraphs shall be applicable if, on the date of exercise of this option, the Common Stock to be purchased pursuant to such exercise has not been registered under the Securities Act of 1933, as amended, and under applicable state securities laws, and shall continue to be applicable for so long as such registration has not occurred:

       (a) The optionee hereby agrees, warrants and represents that he will acquire the Common Stock to be issued hereunder for his own account for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of any of such shares, except as hereafter permitted. The optionee further agrees that he will not at any time make any offer, sale, transfer, pledge or other disposition of such Common Stock to be issued hereunder without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company to the effect that the proposed transaction will be exempt from such registration. The optionee shall execute such instruments, representations, acknowledgments and agreements as the Company may, in its sole discretion, deem advisable to avoid any violation of federal, state, local or securities exchange rule, regulation or law.

       (b) The certificates for Common Stock to be issued to the optionee hereunder shall bear the following legend:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws. The shares have been acquired for investment and may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state securities laws or an opinion of counsel acceptable to the Company that the proposed transaction will be exempt from such registration."

The foregoing legend shall be removed upon registration of the legended shares under the Securities Act of 1933, as amended, and under any applicable state laws or upon receipt of any opinion of counsel acceptable to the Company that said registration is no longer required.

     The sole purpose of the agreements, warranties, representations and legend set forth in the two immediately preceding paragraphs is to prevent violations of the Securities Act of 1933, as amended, and any applicable state securities laws.

     It is the intention of the Company and you that this option shall not be an "Incentive Stock Option" as that term is used in Section 422 of the Code and the regulations thereunder.

     This option shall be subject to the terms of the Plan in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms of this option and the terms of the Plan in effect on the date of this option, the terms of the Plan shall govern. This option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, modification or waiver of this option, in whole or in part, shall be binding upon the Company unless in writing and signed by the Chief Executive Officer of the Company. This option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New Jersey.

     Please sign the copy of this option and return it to the Company's Secretary, thereby indicating your understanding of and agreement with its terms and conditions.


                                       COMMERCE BANCORP, INC.


(SEAL)
                                       By: ____________________________________



     I hereby acknowledge receipt of a copy of the foregoing stock option and, having read it hereby signify my understanding of, and my agreement with, its terms and conditions.


______________________________________________           _______________________
(Signature)                                                        (Date)

PROXY

           This Proxy is solicited on behalf of the Board of Directors

                             COMMERCE BANCORP, INC.


     The undersigned hereby appoints Morton N. Kerr and Daniel J. Ragone and each of them, as proxies of the undersigned, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the other side, all the shares of stock of Commerce Bancorp, Inc. (the "Company") which the undersigned is entitled to vote, standing in the name of the undersigned with all powers which the undersigned would possess if present, at the Annual Meeting of Shareholders of the Company to be held on June 29, 1998 or any postponement or adjournment thereof. The undersigned hereby directs the Proxy to be voted as indicated on the reverse side.

       (Continued, and to be marked, dated and signed, on the other side)



 ........... ...................................................................
                            + FOLD AND DETACH HERE +



MAP


From Philadelphia/Center City: 30 minutes. Take Ben Franklin Bridge to Route 70 East. Follow on Route 70 East to Route 73 South. Follow 73 South to Evesham Road. Turn right on Evesham Road. Follow 1 1/2 miles, turn left into Main Street Complex. Entrance is on the left.

From Philadelphia International Airport: 40 minutes. Take Walt Whitman Bridge to 42 South to 295 North to Route 561 (Voorhees Exit). Follow on Route 561 to Evesham Road. Turn left on Evesham Road. Follow 1 1/2 miles, turn right into Main Street Complex. Entrance is on left.

From Northeast Philadelphia: 30 minutes. Take Tacony Palmyra Bridge to Route 73 South. Turn right on Evesham Road. Follow 1 1/2 miles, turn left into Main Street Complex. Entrance is on left.

From New Jersey/New York area: 1 hour and 15 minutes. Take New Jersey Turnpike South to Exit 4. Follow to Route 73 South. Turn right on Evesham Road. Follow 1 1/2 miles, turn left into Main Street Complex. Entrance is on left.

From Delaware, Baltimore: 60 minutes. Delaware Memorial Bridge to 295 North. Follow to Exit 32 (Haddonfield, Voorhees, Gibbsboro). Turn right on Route 561. Follow 2 miles to Evesham Road. Turn left onto Evesham Road (Mobil Station on left). Follow 2 miles, turn right into Main Street Complex. Entrance is on left.

From Atlantic City: 50 minutes. Take Atlantic City Expressway to Route 73 North Exit (Tacony Palmyra Bridge). Proceed on Route 73 North, around Berlin Circle, go 2 miles. Turn left on Kresson Road. Follow to second light, Evesham Road. Turn left on Evesham Road and left into Main Street Complex. Entrance is on left.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AND "FOR" PROPOSAL 2. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY
AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.

                                                               Please mark | X |
                                                             your votes as
                                                              indicated in
                                                              this example

1. FOR the election of the following nominees to the Board of Directors for the ensuing year: Vernon W. Hill, II, David Baird, IV, Robert C. Beck, Jack
     R. Bershad, Joseph E. Buckelew, C. Edward Jordan, Jr., Morton N. Kerr, Steven M. Lewis, Daniel J. Ragone, William A. Schwartz, Jr., Joseph T. Tarquini, Jr. and Frank C. Videon, Sr.

FOR all nominees listed above (except as
marked to the contrary)                          [ ]

WITHHOLD AUTHORITY to vote for all nominees
listed above                                     [ ]

2. To approve the Commerce Bancorp, Inc. 1998 Stock Option Plan for Non-Employee Directors.

               FOR            AGAINST             ABSTAIN
               [ ]              [ ]                 [ ]

3. To act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_______________________________________________________________________________


A majority of such attorneys and proxies, or their substitutes at the Annual Meeting, or any postponements or adjournments thereof, may exercise all of the powers hereby given. Any proxy to vote any of the shares, with respect to which the undersigned is or would be entitled to vote, heretofore given to any person or persons other than the persons named above, is revoked.

IN WITNESS WHEREOF, the undersigned has signed and sealed this proxy and hereby acknowledges receipt of the Company's 1997 Annual Report to Shareholders and a copy of the Notice of the 1998 Annual Meeting of Shareholders and Proxy Statement in reference thereto both dated in May, 1998.

Dated: ________________________________________________________________, 1998

________________________________________________________________________________
                           (Shareholder(s) Signature)

________________________________________________________________________________
                                     (LS.)
                          Printed Name of Shareholder

________________________________________________________________________________
                                     (LS.)
                          Printed Name of Shareholder


NOTE: Signature should correspond with name appearing on stock certificate(s). When signing in a fiduciary or representative capacity, sign full title as such. Where more than one owner, each should sign.

Please sign, date and return this proxy card promptly using the enclosed envelope.

-------------------------------------------------------------------------------
                            + FOLD AND DETACH HERE +





                             COMMERCE BANCORP, INC.
                           ANNUAL SHAREHOLDER'S MEETING

                              Monday, June 29, 1998

                                    4:00 P.M.

                           THE MANSION ON MAIN STREET
                            KRESSON AND EVESHAM ROADS
                           VOORHEES, NEW JERSEY 08043
                                  (609) 751-6060